Exhibit 99.1

VITAMIN SHOPPE, INC.
300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces First Quarter 2017 Results

First Quarter 2017 Highlights:

- Total revenue decreased 5.9%

-Total comparable sales down 6.3%, includes approximate 2.5% negative impact from a change in loyalty program

- GAAP fully diluted earnings per share of $0.35, and adjusted fully diluted earnings per share of $0.37

- Line of credit facility amended with lower interest rates and extended terms

SECAUCUS, N.J., May 10, 2017 -- Vitamin Shoppe, Inc. (NYSE: VSI), an omni-channel, specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended April 1, 2017. Total net sales in the first quarter were $316.9 million compared to $336.8 million in the same period of the prior year. Reported fully diluted earnings per share in first quarter 2017 were $0.35, compared to fully diluted earnings per share of $0.59 in first quarter 2016. Results in first quarter 2017 include a $0.7 million (pre-tax), or $0.02 per share, charge associated with the Nutri-Force turnaround, while first quarter 2016 results include approximately $2.5 million (pre-tax), or $0.08 per diluted share, of costs related to strategic initiatives. Excluding these items in both periods, adjusted EPS was $0.37 and $0.67, in first quarter 2017 and first quarter 2016, respectively. (Refer to Table 4 at the end of this press release.)
Commenting on the quarter’s results, Colin Watts, Chief Executive Officer of the Vitamin Shoppe stated, “Our overall performance in the quarter was disappointing due to lower comparable sales and ongoing challenges at Nutri-Force. Total comps were down 6.3% in the first quarter, primarily driven by an intensifying promotional environment in the Sports category, a trend that has continued into the second quarter. In addition, as expected, comps were negatively impacted from the cycling of changes implemented to our loyalty program last year. These events were partially offset by a solid performance in our core Vitamin Mineral Supplements business which continues to drive a significant portion of our profits.”
Mr. Watts added, “While the start of the year has been challenging, I am encouraged by the progress we have made on our major reinvention and cost reduction initiatives that we began developing and piloting over the last several months. We now plan to accelerate several major components of these initiatives focused on improved customer acquisition, and better store and on-line engagement. In addition, we will be launching a significant upgrade to our relationship and retention capabilities based on new CRM and Auto-Delivery subscription services this summer. Customer response to our pilots has given us confidence that these new initiatives should have a positive impact on our business trends starting in the back half of this year.”

First Quarter 2017 Results
Total sales of $316.9 million in the quarter were 5.9% lower than the same period of the prior year. Total comparable sales were down 6.3% in the quarter reflecting a 5.8% decline in retail store comparable sales and a 9.1% decrease in vitaminshoppe.com comparable sales. The decrease in comparable sales was partially driven by a change in the Company’s Healthy Awards program in first quarter 2016 from an annual redemption program to quarterly, estimated to have had a 2.5% negative impact. Manufacturing sales to Vitamin Shoppe increased 37.7%, while third party sales decreased 13.8% from the same period of the prior year. The Company opened six stores in the quarter, closed one and transformed three into the new brand defining format.
Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, decreased $2.4 million, or 1.1%, to $218.1 million for the three months ended April 1, 2017, compared with $220.5 million for the three months ended March 26, 2016.
Gross profit of $98.8 million was 15.0% lower than $116.2 million in first quarter 2016. Gross profit as a percentage of net sales was 31.2% in first quarter 2017, compared to 34.5% in the same period of 2016. The first quarter 2017 year over year decrease was primarily from deleverage in occupancy and supply chain due to lower sales, higher promotional activity and a weaker performance at Nutri-Force. This was partially offset by improvements in margin from favorable category and private brands mix shifts and lower costs through new vendor partnerships.
Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense and depreciation and amortization, decreased $5.8 million to $83.2 million for the quarter ended April 1, 2017, compared with $89.0 million for the quarter ended March 26, 2016. SG&A in first quarter 2017 includes $0.7 million in turnaround expenses for Nutri-Force. SG&A in first quarter 2016 included approximately $0.5 million of professional fees related to development of the Company’s strategic plan as well as $2.4 million related to the closure of the Canadian stores and the Super Supplements distribution center. Excluding these items for both periods, SG&A as a percent of revenue was 26.0% in first quarter 2017 and 25.6% in first quarter 2016. (For further information on adjustments see Table 4 at the end of this release.) The increase in the SG&A rate in first quarter 2017 was primarily driven by deleverage from lower sales, partially offset by reductions from Nutri-Force and corporate costs.
Operating income in first quarter 2017 of $15.6 million compared to operating income of $27.3 million in the same period of the prior year. Operating income benefitted from lower SG&A costs offset by deleverage due to lower sales. Adjusted for the items noted in the preceding paragraph, income from operations as a percentage of sales was 5.1% in first quarter 2017 and 8.8% in first quarter 2016. (See Table 4.)
Net income was $8.0 million for first quarter 2017 compared to net income of $14.8 million in the same period of the prior year. Reported fully diluted earnings per share were $0.35 in first quarter 2017, compared to $0.59 in first quarter 2016. EPS, on an adjusted basis (for the items described in Table 4), was $0.37 and $0.67 for the first quarters of 2017 and 2016, respectively.
Balance Sheet and Cash Flow
Cash and equivalents at April 1, 2017 were $2.1 million. At quarter end, the Company had no borrowings on the revolving line of credit and a convertible notes liability of $122.2 million.
Capital expenditures were $10.1 million in the quarter. Funds were primarily expended on the new distribution center, new and remodel stores, supply chain, digital and other IT investments.

Subsequent Events
The Company recently signed an amendment to its credit facility with JPMorgan Chase Bank, N.A. providing extended terms through May 2022 and lower interest rates. This asset-based facility continues to provide borrowings up to $150 million.
2017 Outlook
Management is providing the following outlook for 2017:

•	Total comparable sales growth rate of negative low to mid single digit

•	Open 15 new stores

•	Transform 10 - 15 stores into new format

•
GAAP fully diluted earnings per share in the range of $1.03 - $1.28. This includes estimated charges of $18 million associated with the implementation of strategic initiatives to improve performance at Nutri-Force. Excluding the impact of these charges, adjusted EPS is estimated at $1.50 -$1.75. (See Table 5 for GAAP reconciliation.)

•	Capital expenditures of approximately $45 million

•
For 2Q17, the Company expects GAAP a fully diluted earnings per share loss of $0.07 to positive earnings per share of $0.03. This includes an estimated charge of $15 million associated with the Nutri-Force restructuring. Excluding this charge, the Company estimates 2Q adjusted EPS of $0.32 to $0.42. (See Table 5.)

Non-GAAP Financial Measures
Adjusted information is non-GAAP financial information. These supplemental non-GAAP measures should not be considered superior to, or a substitute for, and should be considered in conjunction with the GAAP financial measures presented. The Company believes such non-GAAP financial information facilitates analysis and comparisons of our ongoing business operations because it excludes items that may not be indicative of, or are unrelated to the Company’s and our business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses such non-GAAP financial information in making financial, operating and planning decisions and evaluating the Company’s and each business segment’s ongoing performance. A reconciliation of adjusted financial information to the most directly comparable financial measures calculated and presented in accordance with GAAP is shown in Tables 4 and 5.
Changes In Segment Reporting
In conjunction with its reinvention plan, the Company has increased its focus on customer centric initiatives and being an omni-channel based retailer. The Company believes the historical structure of separate segments for retail stores and e-commerce is no longer representative of the way the business is managed. As a result, beginning in Fiscal 2017, the Company has updated its segment reporting to better align with its omni-channel strategy. These changes include combining the former retail and direct operating segments into one retail operating segment. In addition, certain costs previously classified as corporate costs are allocated to the retail operating segment. Segment results related to prior periods have been revised to conform with the omni-channel structure.
Webcast
Management will host a conference call to discuss the first quarter 2017 results at 8:30a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30a.m. ET on May 10, 2017and can be accessed by dialing 1-844-512-2921 or 1-412-257-6671 for international callers. The passcode for the replay is 7286870. The telephonic replay will be available until 11:59 p.m. ET on May17, 2017. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)
Vitamin Shoppe is an omni-channel, specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 900 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, Next Step® and Betancourt Nutrition® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements
This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements under the caption "2017 Outlook", statements regarding future financial results and performance, share repurchases, future business prospects, revenue, new stores, product offerings, store growth, working capital, liquidity, capital expenditures, capital needs and interest costs, industry based factors, including the level of competition in the vitamin, mineral and supplement industry, continued demand from the primary markets the Company serves, consumer perception of the Company’s products, the availability of raw materials as well as economic conditions generally and factors more specific to the Company such as compliance with manufacturing regulations, certifications and practices and restrictions imposed by the Company’s revolving credit facility, including financial covenants and limitations on the Company’s ability to incur additional indebtedness and the Company’s future capital requirements, and other risks, uncertainties and factors set forth under Item 1A., entitled “Risk Factors”, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the Company’s other reports and documents filed with the SEC. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words.  These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others the strength of the economy, changes in the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw material and other specific factors discussed herein and in other Company SEC filings (including reports on Forms 10-K and 10-Q filed with the SEC).  The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

CONTACTS:
Analysts and Investors:	Media:
Kathleen Heaney	Crystal Carroll
646-912-3844 OR 201-552-6430	201-552-6328
ir@vitaminshoppe.com	crystal.carroll@vitaminshoppe.com

TABLE 1
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	April 1, 2017	March 26, 2016
Net sales	$316,901	$336,774
Cost of goods sold	218,087	220,527
Gross profit	98,814	116,247
Selling, general and administrative expenses	83,205	88,985
Income from operations	15,609	27,262
Interest expense, net	2,412	2,262
Income before provision for income taxes	13,197	25,000
Provision for income taxes	5,201	10,218
Net income	$7,996	$14,782

Weighted average common shares outstanding
Basic	22,828,244	24,802,335
Diluted	23,022,067	25,009,058
Net income per common share
Basic	$0.35	$0.60
Diluted	$0.35	$0.59

TABLE 2
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO
($ in thousands)
(Unaudited)

	Three Months Ended
	April 1, 2017	March 26, 2016
Net sales:
Retail	$305,772	$323,864
Manufacturing	21,665	20,560
Segment net sales	327,437	344,424
Elimination of intersegment revenues	(10,536)	(7,650)
Net sales	$316,901	$336,774

Income (loss) from operations:
Retail	$34,025	$44,751
Manufacturing	(3,232)	(262)
Corporate costs	(15,184)	(17,227)
Income from operations	$15,609	$27,262

Decrease in total comparable net sales	(6.3)%	(1.9)%
Decrease in comparable store net sales	(5.8)%	(2.6)%
Increase (Decrease) in VS.com comparable net sales	(9.1)%	2.4%

Gross profit as a percent of net sales	31.2%	34.5%
Income from operations as a percent of net sales	4.9%	8.1%

Capital Expenditures	$10,138	$11,681
Depreciation and Amortization	$7,828	$10,063

Store Data:
Stores open at beginning of period	775	758
Stores opened	6	9
Stores closed	(1)	(1)
Stores open at end of period	780	766

Total retail square footage at end of period (in thousands)	2,722	2,685

TABLE 3
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	April 1, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,099	$2,833
Accounts receivable, net of allowance of $1,106 and $1,061 in 2017 and 2016, respectively	5,824	7,367
Inventories	237,867	241,736
Prepaid expenses and other current assets	27,846	33,717
Total current assets	273,636	285,653
Property and equipment, net of accumulated depreciation and amortization of $315,049 and $305,777 in 2017 and 2016, respectively	149,653	139,132
Goodwill	210,633	210,633
Other intangibles, net	79,301	79,489
Other long-term assets	18,737	19,277
Total assets	$731,960	$734,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$—	$11,000
Accounts payable	56,272	65,606
Accrued expenses and other current liabilities	59,940	57,499
Total current liabilities	116,212	134,105
Convertible notes, net	122,242	120,874
Deferred rent	39,902	37,489
Other long-term liabilities	2,348	1,720

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at April 1, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 24,031,288 shares issued and 23,869,792 shares outstanding at April 1, 2017, and 23,585,240 shares issued and 23,424,055 shares outstanding at December 31, 2016	240	236
Additional paid-in capital	83,994	80,727
Treasury stock, at cost; 161,496 shares at April 1, 2017 and 161,185 shares at December 31, 2016	(6,437)	(6,430)
Retained earnings	373,459	365,463
Total stockholders’ equity	451,256	439,996
Total liabilities and stockholders' equity	$731,960	$734,184

TABLE 4
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SUPPLEMENTAL OPERATING DATA
(Unaudited)

Amounts in millions except per share data
Figures may not sum due to rounding
	Gross		Operating	Net	Diluted
	Profit	SG&A	Income	Income	EPS
Three months ended April 1, 2017:
As Reported	$98.8	$83.2	$15.6	$8.0	$0.35
Nutri-Force turnaround costs (1)	—	(0.7)	0.7	0.4	0.02
As Adjusted	$98.8	$82.5	$16.3	$8.4	$0.37

Three months ended March 26, 2016:
As Reported	$116.2	$89.0	$27.3	$14.8	$0.59
Super Supplements conversion costs (2)	(0.2)	(1.3)	1.0	0.6	0.03
Canada stores closing costs (3)	(0.2)	(1.1)	0.9	0.9	0.04
Reinvention strategy costs (4)	—	(0.5)	0.5	0.3	0.01
As Adjusted	$115.9	$86.1	$29.8	$16.7	$0.67

(1) The costs primarily represent outside consultants fees.
(2) Costs primarily related to the closure of the Seattle distribution center.
(3) Costs primarily include lease termination charges.
(4) The costs represent outside consultants fees in connection with the Company's "reinvention strategy".

TABLE 5
VITAMIN SHOPPE, INC. AND SUBSIDIARY
ADJUSTED EARNINGS PER SHARE GUIDANCE
(Unaudited)

Figures may not sum due to rounding
	Three Months Ended July 1, 2017 (Projected)	Fiscal Year Ended December 30, 2017 (Projected)

Diluted EPS - GAAP basis	($ 0.07) to $ 0.03	$ 1.03 to $ 1.28
Nutri-Force turnaround costs	0.39	0.47
Diluted EPS - Non-GAAP basis*	$ 0.32 to $ 0.42	$ 1.50 to $ 1.75

* The adjustments to GAAP basis EPS represent the full year impact of the amounts referenced in Table 4 for the three months ended April 1, 2017, $15.0 million (pre-tax) in costs estimated to be incurred during the three months ended July 1, 2017 and $2.3 million (pre-tax) in costs estimated to be incurred during the balance of fiscal year 2017 for the Nutri-Force turnaround.